UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
November 4, 2009
Date of report (Date of earliest event reported)
IMAX Corporation
(Exact Name of Registrant as Specified in Its Charter)

Canada	0-24216	98-0140269
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1
(Address of Principal Executive Offices)           (Postal Code)
(905) 403-6500
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On November 4, 2009, IMAX Corporation (the “Company”) entered into a commitment letter (the “Commitment Letter”) with Wachovia Capital Finance Corporation (Canada) (“Wachovia”) pursuant to which Wachovia, with the participation of Export Development Canada, has committed to provide the Company with up to a $75.0 million senior secured credit facility (the “Proposed Credit Facility”). The Proposed Credit Facility, with a scheduled maturity of October 31, 2013, will consist of revolving loans of up to $40.0 million, subject to a borrowing base calculation (as described below), and a term loan of $35.0 million. Under the terms of the Commitment Letter, the Company will amend and restate its prior credit agreement with Wachovia (such amended and restated credit agreement being the “Proposed Credit Agreement”) and enter into related security arrangements. Certain of the Company’s subsidiaries will serve as guarantors of the Company’s obligations under the Proposed Credit Facility and enter into related security arrangements.
     The revolving portion of the Proposed Credit Facility will permit maximum aggregate borrowings equal to the lesser of:
(i)      $40.0 million, and
(ii)     a collateral calculation based on the percentages of the book values of the Company’s net investment in sales-type leases, financing receivables, certain trade accounts receivable, finished goods inventory allocated to backlog contracts and the appraised values of the expected future cash flows related to operating leases and the Company’s owned real property, reduced by certain accruals and accounts payable and subject to other conditions, limitations and reserve right requirements.
     The revolving portion of the Proposed Credit Facility will bear interest, at the Company’s option, at either (i) LIBOR plus a margin of 2.75% per annum, or (ii) Wachovia’s prime rate plus a margin of 1.25% per annum. The term loan portion of the Proposed Credit Facility will bear interest, at the Company’s option, at either (i) LIBOR plus a margin of 3.75% per annum, or (ii) Wachovia’s prime rate plus a margin of 2.25% per annum. The revolving portion of the Proposed Credit Facility will include a sub-limit of $20.0 million for letters of credit.
     The Proposed Credit Facility, which will be collateralized by a first priority security interest in all of the current and future assets of the Company, will provide that so long as the term loan remains outstanding, the Company will be required to maintain: (i) a ratio of funded debt (to be defined in the Proposed Credit Agreement) to EBITDA (to be defined in the Proposed Credit Agreement) of not more than 2:1 through December 31, 2010, and (ii) a ratio of funded debt to EBITDA of not more than 1.75:1 thereafter. If the Company will have repaid the term loan in full, it will remain subject to such ratio requirements only if Excess Availability (to be defined in the Proposed Credit Agreement) is less than $10.0 million or Cash and Excess Availability (to be defined in the Proposed Credit Agreement) is less than $15.0 million. The Company will also be required to maintain a Fixed Charge Coverage Ratio (to be defined in the Proposed Credit Agreement) of not less than 1.1:1.0; provided, however, that if the Company will have repaid the term loan in full, it will remain subject to such ratio requirement only if Excess Availability is less than $10.0 million or Cash and Excess Availability is less than $15.0 million. At all times, under the terms of the Proposed Credit Facility, the Company will be required to maintain minimum Excess Availability of not less than $5.0 million and minimum Cash and Excess Availability of not less than $15.0 million.
     The Proposed Credit Agreement will contain typical affirmative and negative covenants, including covenants that limit or restrict the ability of the Company and the guarantors to: incur certain additional indebtedness; make certain loans, investments or guarantees; pay dividends; make certain asset sales; incur certain liens or other encumbrances; conduct certain transactions with affiliates and enter into certain corporate transactions.
     Wachovia’s obligations under the Commitment Letter, which expire December 31, 2009, are subject to various conditions including the negotiation of legal documentation and the satisfaction of customary conditions precedent for financings of this type and expire on December 31, 2009. The Company has agreed to reimburse Wachovia for reasonable costs and out-of-pocket expenses incurred by it in connection with its due diligence, approval, documentation, syndication and closing of the Proposed Credit Facility.
     On November 5, 2009, the Company issued a press release announcing its receipt of the Commitment Letter. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.02 Results of Operations and Financial Condition
          On November 5, 2009, the Company issued a press release announcing the Company’s financial and operating results for the quarter ended September 30, 2009. A copy of the press release is attached as Exhibit 99.2.
     The information in this Item 2.02 of this current report on Form 8-K, including Exhibit 99.2 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated November 5, 2009, filed pursuant to Item 1.01.

99.2	Press Release, dated November 5, 2009, furnished pursuant to Item 2.02.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAX Corporation (Registrant)
Date: November 5, 2009	By:	/s/ RICHARD L. GELFOND
	Name:	Richard L. Gelfond
	Title:	Chief Executive Officer